Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of November 27, 2007, by and among NANOSENSORS, INC., a Nevada corporation (“Buyer”), CUCHULAINN ACQUISITION INC., a Panamanian corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), and CUCHULAINN HOLDINGS INC., a Panamanian corporation (“Seller”). Buyer, Merger Sub and Seller are sometimes referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS:

A.
The Board of Directors of Seller, Buyer and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Seller and Merger Sub combine into a single corporation through the statutory merger of Seller with and into Merger Sub (“Merger”) and, in furtherance thereof, have approved the Merger in accordance with the laws of their respective jurisdictions and upon the terms and subject to the conditions set forth in this Agreement).

B.
Pursuant to the Merger, among other things, the issued and outstanding shares of Seller common stock, $0.0005 par value per share (“Seller Common Stock”), shall be converted into the right to receive the Merger Consideration (as defined in §2(g)(i)) consisting of shares of Series A preferred stock, par value $0.001 per share, of Buyer (“Buyer Preferred Stock”).

C.	Seller, Buyer and Merger Sub desire to make certain representations and warranties and other covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1.	Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement of Merger” has the meaning set forth in §2(b).

“Buyer” has the meaning set forth in the preface above.

“Buyer Common Stock” has the meaning set forth in the preface above.

“Buyer Preferred Stock” has the meaning set forth in the preface above.

“Buyer Confidential Information” has the meaning set forth in §5(d).

“Buyer Directors” has the meaning set forth in §6(b).

“Buyer Warrants” has the meaning set forth in §2(g)(i)(B.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

 “Certificates” has the meaning set forth in §2(h)(iii).

“Closing” has the meaning set forth in §2(b).

“Closing Date” has the meaning set forth in §2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Time” has the meaning set forth in §2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in §2(h)(i).

“Exchange Fund” has the meaning set forth in §2(h)(ii).

“Financial Statements” has the meaning set forth in §3(g).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge of the Buyer’s directors, officers, employers, representatives, agents, consultants and attorneys.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of the Seller’s, directors, officers, employees, representatives, agents, consultants and attorneys.

“Law 32” means Law 32 of 1927 of the Republic of Panama.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Seller taken as a whole or to the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof); provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Seller, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in §2(g)(i).

“Merger Sub” has the meaning set forth in the preface.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Financing” shall mean Seller’s receipt of gross proceeds of $619,800 raised in a private placement offering by Seller.

“Reverse Stock Split” has the meaning set forth in §6(d).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in §4(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Common Stock” has the meaning set forth in the recitals.

“Seller Confidential Information” has the meaning set forth in §5(d).

“Seller” has the meaning set forth in the preface above.

“Seller Stockholder” means each person who or that holds any shares of capital stock of Seller set forth on Exhibit A as of the Closing Date.

“Seller Warrants” has the meaning set forth in §2(g)(i)(B).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in §2(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

§2.	Basic Transaction.

(a) The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with Law 32, Seller will merge with and into Merger Sub at the Effective Time of the Merger. Following the Merger, the separate corporate existence of Seller shall cease, and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) under the name of Betplaywin.com S.A., and as a wholly-owned subsidiary of Buyer.

(b) Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Becker & Poliakoff, LLP, 45 Broadway, 11th Floor, New York, NY 10006 commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than December 15, 2007. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments and documents referred to in §7(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments and documents referred to in §7(b) below; and (iii) Merger Sub and Seller will cause to be filed with the Public Registry of the Republic of Panama an Agreement of Merger in the form attached hereto as Exhibit B (“Agreement of Merger”), executed in accordance with Law 32, which, for purposes of such filing, shall be translated into the Spanish language together with all other filings or recordings as may be required. The English text of the Agreement of Merger, to the extent permitted by Panamanian law, shall also be filed, provided that if said English text is not permitted to be filed, it shall nevertheless be the operative and prevailing document with respect to the rights and obligations among the parties hereto and not the Spanish language translation thereof.

(c) Effective Time. The Merger shall become effective at the time of that the Agreement of Merger is accepted for filing in said Public Registry (such time as the Merger becomes effective being referred to herein as the “Effective Time”).

(d) Effect of the Merger. The Merger shall have the effect set forth in Law 32 and in the Agreement of Merger. Without limiting the generality of the foregoing and subject to this Agreement, the Agreement of Merger and Law 32, all the property, rights, privileges, powers and franchises of Seller and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(e) Articles of Incorporation of the Surviving Corporation. The articles of incorporation of Merger Sub as set forth in the Agreement of Merger, shall become the articles of incorporation of the Surviving Corporation after the Effective Time, until thereafter amended as provided by Law 32 and such articles of incorporation.

(f) Directors and Officers. After the Effective Time, the directors and officers of Merger Sub shall be as set forth in the Agreement of Merger. Directors and officers shall serve for the periods provided in the articles of incorporation of Merger Sub, as in effect at the Effective Time.

(g) Effect on Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Buyer, Seller or the holders of any securities of Merger Sub, Buyer or Seller:

(i) Seller Common Stock; Warrants to Purchase Seller Common Stock . Subject to §2(g)(iv) below, (A) each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into the right to receive .000565 share of Buyer Preferred Stock which upon the terms and subject to the conditions set forth in the Certificate of Designation to be agreed upon by the parties hereto, shall vote on all matters with shares of Buyer Common Stock as a single class. Each share of Buyer Preferred Stock for voting purposes shall be equal to 168,729.068 shares of Buyer Common Stock; and (B) each warrant to purchase Seller Common Stock (“Seller Warrants”) issued and outstanding immediately prior to the Effective Time shall be exchanged for warrants to purchase Buyer Preferred Stock (“Buyer Warrants”) exercisable on the same terms and conditions for .000565 share of Buyer Preferred Stock.

The shares of Buyer Preferred Stock and Buyer Warrants are sometimes referred to as “Merger Consideration”. Notwithstanding the foregoing, no fractional shares shall be issuable and the Merger Consideration payable to any Seller Stockholder shall be rounded down to the nearest whole share of Buyer Preferred Stock. No cash will be issued in lieu of fractional shares.

(ii) Capital Stock of Merger Sub. The shares of the capital stock of Merger Sub shall be unaffected by the Merger, and at and after the Effective Time, Merger Sub shall continue as a wholly-owned subsidiary of Buyer.

(iii) Adjustment of the Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted so that the aggregate amount payable pursuant to this Agreement shall not have increased or decreased as a result of such adjustment.

(iv) Certificate Legends. The shares of Buyer Preferred Stock to be issued pursuant to §2(g) shall not have been registered and shall be characterized as “restricted securities” under the Securities Act, and such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Buyer Preferred Stock to be issued pursuant to §2(g) shall bear the following legend (and any legends required by state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(h) Surrender of Certificates.

(i) Exchange Agent. Continental Stock Transfer & Trust Co. shall act as Exchange Agent (“Exchange Agent”) in the Merger.

(ii) Buyer to Provide Preferred Stock. Promptly after the Effective Time, Buyer shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this §2(h) through such reasonable procedures as Buyer may adopt certificates evidencing the shares of Buyer Preferred Stock pursuant to §2(g)(i) to be exchanged for shares of Seller Common Stock outstanding immediately prior to the Effective Time (collectively, all shares issuable are referred to as the “Exchange Fund”). Buyer shall further supply or cause to be supplied agreements representing the Buyer Warrants in exchange for Seller Warrants.

(iii) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Seller Common Stock whose shares were converted into the right to receive shares of Buyer Preferred Stock pursuant to §2(g)(i): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the certificates by the Exchange Agent, and shall be in such form and have such other provisions as Buyer may reasonably specify); (B) such other customary documents as may be required pursuant to such instructions; and (C) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Preferred Stock and the agreements representing the Buyer Warrants. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole shares of Buyer Preferred Stock into which such holder’s shares of Seller Common Stock have been converted. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Seller Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of whole shares of Buyer Preferred Stock into which such shares of Seller Common Stock shall have been so converted.

(iv) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Preferred Stock to be delivered in exchange therefor until the holder of record of such Certificate shall surrender such Certificate in the manner provided in §2(h) (iii), above. Subject to applicable law, following such surrender, there shall be paid to the record holder of the certificates representing whole shares of Buyer Preferred Stock issued in exchange therefore, without interest, at the time of such surrender, the amount of any such divided or other distributions with a record date after the Effective Time theretofore payable but for the provisions of this §2(h)(iv) with respect to such shares of Buyer Preferred Stock.

(v) Transfer of Ownership. At the Effective Time, the stock transfer books of Seller shall be closed, and there shall be no further registration of transfers of Seller Common Stock thereafter on the records of Seller. If any certificate for shares of Buyer Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Buyer or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Buyer or any agent designated by it that such tax has been paid or is not payable.

(vi) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Seller Stockholders one hundred eighty (180) days after the Effective Time shall be delivered to Buyer upon demand, and any shareholders of Seller who have not previously complied with this §2(h) shall thereafter look only to Buyer for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Buyer Preferred Stock.

(vii) No Liability. Neither Seller, Buyer, Merger Sub, the Surviving Corporation nor the Exchange Agent shall be liable to any person with respect to any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) No Further Ownership Rights in Seller Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Seller Common Stock in accordance with the terms hereof (including any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(j) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends and distributions) as may be required pursuant to §2(g).

(k) Taking of Necessary Action; Further Action. Each of Buyer, Merger Sub and Seller will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller and Merger Sub, the officers and directors of Seller and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful; and necessary action, so long as such action is not inconsistent with this Agreement.

(l) Warrants. The Buyer Warrants to be issued pursuant to §2(g)(i)(B) above upon the exchange of Seller Warrants will be exercisable for a period of five years commencing on the day following the Closing Date and exercisable for shares of Buyer Preferred Stock based upon the exchange ratio of shares of Buyer Preferred Stock for each share of Seller Common Stock. If Buyer effects a Reverse Stock Split (as defined in §6(d)) with respect to Buyer Common Stock, the exercise price and the number of shares of Buyer Preferred Stock that the Buyer Warrants are exercisable into following the Closing will not adjust, provided that upon such Reverse Stock Split with respect to Buyer Common Stock, the number of shares of Buyer Common Stock into which shares of Buyer Preferred Stock are convertible shall be adjusted.

§3.	Seller’s Representations and Warranties.

Seller represents and warrants to Buyer and Merger Sub that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as disclosed in writing to Buyer prior to the execution of this Agreement.

(a) Organization, Qualification and Power of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Seller. Seller has delivered a true and correct copy of its articles of incorporation as amended to date, to Buyer. Seller has no Bylaws.

(b) Authorization of Transaction.  Subject to the approval of the Seller Stockholders, Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Upon the approval of the Seller Stockholders, this Agreement shall constitute the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except that enforcement hereof may be limited by any court having jurisdiction in an appropriate action with respect to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(c) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the articles of incorporation of Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for (i) filing of the Agreement of Merger as provided in §2(b) ; and (ii) filings required under Regulation D promulgated under the Securities Act of 1933.

(d) Brokers’ Fees.  Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e) Title to Assets.  Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets shown on the audited Financial Statements (as defined in (g) below) or acquired after the date thereof, free and clear of all Liens.

(f) Subsidiaries.  Seller has no subsidiaries. Seller does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of Seller. Seller does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements; Capitalization.  Seller will prepare and will cause audited financial statements of Seller to be prepared by Seller’s auditors (collectively the “Financial Statements”). The Financial Statements (including the notes thereto) when prepared will present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, will be correct and complete in all material respects, and will be consistent with the books and records of Seller (which books and records are correct and complete in all material respects.

The authorized capital stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which there are issued and outstanding as of the close of business on the date hereof 17,700,000 shares. All outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof and are not subject to pre-emptive rights or rights of first refusal created by statute or the articles of incorporation of Seller or any agreement to which Seller is a party or by which it is bound. As of the same date, there were 6,200,000 shares of Seller Common Stock reserved for issuance in connection with Seller Warrants. Seller has delivered to Buyer true and complete copies of each form of agreement or common stock warrant evidencing each Seller Stock Warrant. Except for the rights created pursuant to this Agreement and the rights disclosed in this §3(g), there are no other options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound, obligating Seller to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Seller Common Stock or obligating Seller to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(h) Absence of Certain Events. Since the date of formation of Seller, there has not been any Material Adverse Change. Without limiting the generality of the foregoing and except as disclosed in writing to Buyer prior to execution of this Agreement, since that date:

(i) Seller has not amended or authorized the amendment of its original articles of incorporation;

(ii) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(iii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), except for an existing license with Plus 44 Holdings, Inc., a Panamanian corporation;

(iv) no party (including Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Seller is a party or by which any of them is bound;

(v) Seller has not imposed or permitted to exist any Lien upon any of its assets, tangible or intangible;

(vi) Seller has not made any capital expenditure (or series of related capital expenditures);

(vii) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(viii) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(ix) Seller has not delayed or postponed the payment of accounts payable and other Liabilities;

(x) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

(xi) Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xii) Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, except in connection with the Pre-Closing Financing;

(xiii) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(xvi) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) Seller has not granted any increase in the base compensation of any of its directors, officers, and employees;

(xviii) Seller has not adopted any Employee Benefit Plan;

(xix) Seller has no employment arrangements with any of its directors, officers, and employees;

(xx) Seller has not made or pledged to make any charitable or other capital contribution;

(xxi) Seller has not paid any amount to any third party with respect to any Liability (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing;

(xxii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller;

(xxiii) Seller has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiv) Seller has not made any loans or advances of money;

(xxv) Seller has not disclosed any Seller Confidential Information as defined in §5(e) otherwise than in accordance with this Agreement; and

(xxvi) Seller has not committed to any of the foregoing.

(i) Undisclosed Liabilities.  To Seller’s Knowledge, Seller does not have any Liability, except for (i) Liabilities set forth in the Financial Statements and (ii) Liabilities that have arisen in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance.  To Seller’s Knowledge, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and Seller has not received any written notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.

(k) Tax Matters.

(i) Seller is not and has not been required to file any Tax Return. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Seller is not and has not been required to withhold or pay any tax.

(l) Tangible Assets. Seller owns or leases no buildings, machinery, equipment, and other tangible assets.

(m) Intellectual Property.

(i) Seller owns or possesses, has obtained, or can obtain on commercially reasonable terms, the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) To the Knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(iii) Seller owns no patent or registration with respect to any Intellectual Property, has no pending patent application or application for registration, has granted no license, sublicense, agreement, or other permission with respect to any of its Intellectual Property, has no unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item and uses no material unregistered copyright used by Seller in connection with its business.

(iv) Seller has disclosed in writing to Buyer each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Intellectual Property required to be disclosed to Buyer, to Seller’s Knowledge:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and to Seller’s Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) Seller has not received any written notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and to Seller’s Knowledge, none is threatened; and

(H) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of Seller: (A) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted; and (B) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) To the Knowledge of Seller, the owners of any of the Intellectual Property licensed to Seller have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(vii) Seller has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property.

 (n) Inventory.  Seller possesses no inventory.

(o) Contracts.  Seller has delivered to Buyer a correct and complete copy of said license agreement. With respect to said license agreement, (A) it is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; and (C) to Seller’s Knowledge, (i) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (ii) no party has repudiated any provision of the license agreement.

(p) Notes and Accounts Receivable. Seller has no outstanding notes and accounts receivable.

(q) Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller.

(r) Insurance.  Seller holds no insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements).

(s) Litigation.  Seller is a party to no actions, suits, proceedings, hearings, and investigations.

(t) Employees.  Seller has no employees.

(u) Guaranties.  Seller is not a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

(v) Customers and Suppliers. Except as disclosed by Seller to Buyer pursuant to §3(p), Seller presently has no, and has never had any, customers and suppliers.

(w) Disclosure.  The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

(x) Investment.  Except as previously disclosed by Seller to Buyer with respect to certain Seller Stockholders, Seller understands that the shares of Buyer Preferred Stock to be issued in the Merger to the Seller Stockholders have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. To Seller’s Knowledge, each Seller Stockholder (i) is acquiring the shares of Buyer Preferred Stock solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Preferred Stock, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Buyer Preferred Stock, and (v) is an Accredited Investor (as defined in Regulation D adopted pursuant to the Securities Act). To Seller’s Knowledge, the investment representations statement (in the form as set forth in Exhibit D) executed by each Seller Stockholder is true and correct as of the date executed.

§4.	Representations and Warranties of Buyer and Merger Sub.

Buyer and Merger Sub represent and warrant to Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as previously disclosed in writing by Buyer to Seller.

(a) Organization of Buyer and Merger Sub.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Buyer and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has delivered a true and correct copy of the Certificate of Incorporation and, in the case of Buyer, the Bylaws (or other comparable charter documents), as applicable, of Buyer and Merger Sub, respectively, each as amended to date, to Seller. Neither Buyer nor Merger Sub is in violation of any of the provisions of its corporate charter or bylaws.

(b) Authorization of Transaction.  Each of Buyer and Merger Sub has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforcement may be limited by any court having jurisdiction in an appropriate action with respect to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer and Merger Sub.

(c) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any of its Subsidiaries is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or any of its Subsidiaries is a party or by which it is bound or to which any of its assets are subject, except in the case of each of clauses (i) and (ii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither Buyer nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than (i) the filing of the Agreement of Merger, together with any required officers’ certificates as provided in §2; (ii) any filings required any filings required by state securities laws, (iii) the filing of a Notice of a Sale of Securities on Form D with the SEC under Regulation D of the Securities Act, (iv) those that have been made or obtained prior to or contemporaneously with the date of this Agreement; (v) the approval of Buyer’s stockholders for Buyer to amend its Certificate of Incorporation in order to effect the Reverse Stock Split and as contemplated by §6(d) of this Agreement; and (vi) the filing of any Form 8-K with the SEC with respect to this Agreement or the transactions contemplated hereby.

(d) Capitalization. Buyer is authorized to issue 950,000,000 shares of Buyer Common Stock and 20,000,000 shares of Buyer Preferred Stock. As of the date hereof, 421,822,670 shares of Buyer Common Stock are issued and outstanding, Buyer Options to purchase 36,621,348 shares of Buyer Common Stock are issued and outstanding, 240,831,660 Buyer Warrants are issued and outstanding and no shares of Buyer Preferred Stock issued and outstanding. No securities of Buyer are entitled to preemptive or similar rights, and no entity or person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement unless any such rights have been waived. Except as disclosed above in this §4(d)or in writing to Buyer prior to execution of this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any entity or person any right to subscribe for or acquire, any shares of Buyer Common Stock, or contracts, commitments, understandings or arrangements by which Buyer is or may become bound to issue additional shares of Buyer Common Stock, or securities or rights convertible or exchangeable into shares of Buyer Common Stock.

Merger Sub is authorized to issue 10,000 shares of common stock of Merger Sub (“Merger Sub Common Stock”), all of which are issued and outstanding. Merger Sub has no other class of securities authorized, issued or outstanding as of the date hereof. No securities of Merger Sub are entitled to preemptive or similar rights, and no entity or person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement unless any such rights have been waived. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any entity or person any right to subscribe for or acquire, any shares of Merger Sub Common Stock, or contracts, commitments, understandings or arrangements by which Merger Sub is or may become bound to issue additional shares of Merger Sub Common Stock, or securities or rights convertible or exchangeable into shares of Merger Sub Common Stock.

(e) Buyer Preferred Stock Issuable at Closing. Each of the shares of Buyer Preferred Stock and the Buyer Warrants issuable at the Closing has been duly authorized and, when issued and delivered in exchange for shares of Seller Common Stock, will be duly and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive or other rights of any stockholder, and will be issued free and clear of all liens and encumbrances, other than restrictions on transfer under applicable securities laws. Buyer has reserved (i) all shares of Buyer Preferred Stock issuable upon exercise of Buyer Warrants from its duly authorized capital stock and (ii) all shares of Buyer Common Stock issuable upon conversion of Buyer Preferred Stock, subject, in each case, to the effect of the Reverse Stock Split.

(f) Buyer’s SEC Reports. Except as disclosed in writing by Buyer to Seller, since December 1, 2005, Buyer has filed all reports, schedules, forms, statements and other documents with the SEC (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”) required to be filed by Buyer under the Securities Act and the Exchange Act, including reports, schedules, forms, statements and other documents required to be filed pursuant to Section 13(a) or 15(d) thereof, on a timely basis or has timely filed a request for extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, Buyer SEC Reports complied in all respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in Buyer’s SEC Reports comply in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) Litigation.  There is no pending or, to the best knowledge of Buyer, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Buyer or any of its Affiliates that would affect the execution by Buyer or the performance by Buyer of its obligations under this Agreement, and all other agreements entered into by Buyer relating hereto.  There is no pending or, to the best knowledge of Buyer, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Buyer, or any of its Affiliates which litigation if adversely determined could have a Material Adverse Effect on Buyer.

(h) No Undisclosed Liabilities.  Except for Buyer’s obligation to pay certain liquidated damages with respect to the registration rights agreement in connection with Buyer’s 2006 private placement arising out of Buyer’s failure to keep effective its registration statement that was declared effective on December 19, 2006, Buyer has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the Ordinary Course of Business of Buyer since January 1, 2007 or which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer.

(i) No Undisclosed Events or Circumstances.  Since January 1, 2007, no event or circumstance has occurred or exists with respect to Buyer or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by Buyer but which has not been so publicly announced or disclosed in Buyer’s SEC Reports.

(j) Brokers’ Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(l) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

(m) Disclosure.  The representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading. The disclosures contained in Buyer’s SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in Buyer’s SEC Reports not misleading.

(n) No Amendments. Since January 1, 2007, neither Buyer nor Merger Sub has amended its respective articles of incorporation.

(o) Subsidiaries, Rights of Participation and Rights to Acquire. Except for Merger Sub, Buyer has no subsidiaries. Buyer does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of Buyer. Buyer does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person other than under this Agreement.

(p) Employees. Except as disclosed in Buyer’s SEC Reports, Buyer has only one employee and does not maintain, nor is it a party to, any employee benefit plan.

§5.	Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General.  Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).The Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.

(b) Operation of Business.  Seller and Buyer will not engage in any practice, take any action, or enter into any transaction involving an aggregate consideration of greater than $5,000 and outside the Ordinary Course of Business, without the prior written consent of the other, which consent will not be unreasonably withheld, except with respect to expenses incurred in connection with this Agreement. Without limiting the generality of the foregoing, neither party will (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock, or (ii) engage in any practice, take any action, or enter into any transaction of the sort described in §3(h) above without the prior consent of the other. During the period between execution of this Agreement and the Closing Date, neither Seller nor Buyer shall enter into any extraordinary contract or agreement or increase any employee’s compensation without the prior written consent of the other Party, which consent may not be unreasonably withheld, except with respect to expenses incurred in connection with this Agreement.

(c) Preservation of Business.  The parties will keep their respective businesses and properties substantially intact, including their respective present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(d) Full Access; Confidentiality; Right to Interview.  Seller will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller. Any materials and information provided to Buyer by Seller shall be deemed confidential and proprietary (“Seller Confidential Information”). Buyer shall not disclose any Seller Confidential Information except to its officers, employees and advisors specifically retained by Buyer in connection with the transactions contemplated by this Agreement. All information provided to Buyer by Seller shall, to Seller’s Knowledge, be accurate and shall not be false or misleading.

Buyer will permit representatives of Seller (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Buyer, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Buyer. Any materials and information provided to Seller by Buyer that are not included in Buyer’s SEC Reports or other publicly available information shall be deemed confidential and proprietary (“Buyer Confidential Information”). Seller shall not disclose any Buyer Confidential Information except to its officers, employees and advisors specifically retained by Seller in connection with the transactions contemplated by this Agreement. All information provided to Seller by Buyer shall, to Buyer’s Knowledge, be accurate and shall not be false or misleading.

Buyer and Seller shall have the right to interview the other Party’s employees, and each Party agrees to use its reasonable discretion with respect to any such interview.

(e) Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(e), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant to the extent that such information was known to, or should have been known by, the disclosing Party as of the date of execution of this Agreement.

(f) Exclusivity.  Until the earlier of December 15, 2007 or the date on which this Agreement is terminated pursuant to §8 hereof, without the prior written consent of Buyer, Seller will not, directly or indirectly through any officer, director agent, representative or otherwise take any action to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(g) No Other Issuances of Buyer Common Stock. Buyer will not purchase, sell (including through short sales) or issue any securities prior to the Closing Date except for shares of Buyer Common Stock issuable upon the exercise of outstanding Buyer Options and Buyer Warrants or enter into any agreement or commitment to do so.

(h) Seller Stockholders’ Approval. Prior to the Closing Date, Seller shall obtain approval of the Seller Stockholders to the proposed transactions contemplated by this Agreement.

(i) Audited Financials of Seller. Seller will provide audited Financial Statements for the period ended November 30, 2007 with respect to Seller’s business and operations, audited by Lic. Celso D. Arenas, a Panamanian authorized public accountant, or another auditor selected by Seller, subject to the approval of Buyer, which shall not unreasonably be withheld or delayed.

(j) Prohibition in Trading Buyer Common Stock. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, neither Seller nor any Affiliate of Seller shall, directly or indirectly, purchase or sell (including short sales) any shares of Buyer Common Stock in any public market.

(k) Sales of Shares Pursuant to Regulation D. The Parties hereto acknowledge and agree that the shares of Buyer Preferred Stock issuable to Seller pursuant to Section 2(g) shall constitute “restricted securities” under the Securities Act. The certificates of Buyer Preferred Stock shall bear the legend set forth in §2(g). Each Seller Stockholder shall execute and deliver to Buyer an Investor Representation Statement in the form attached as Exhibit D. Seller acknowledges and understands that Buyer is relying on the written representations made by each Seller Stockholder in the Investor Representation Statement.

(l) Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Buyer Preferred Stock in connection with this Agreement and the transactions contemplated hereby. Seller shall use its commercially reasonable efforts to assist Buyer to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Buyer Preferred Stock in connection with this Agreement and the transactions contemplated hereby.

§6	Post-Closing Covenants.

(a) Board of Directors of Buyer Following Closing Date. At the Effective Time, Buyer shall elect to the Board the following individuals: Robert Baron, Tom Hendren and William Levy. Immediately prior to the Effective Time, Robert Coutu will submit his resignation as a director of Buyer.

(b) Registration Rights Agreement. Concurrently with the issuance of the shares of Buyer Preferred Stock, each of the Seller Stockholders who will receive shares of Buyer Preferred Stock shall execute a registration rights agreement, substantially in the form to be agreed upon by the parties hereto prior to the Closing (the “Registration Rights Agreement”).

(c) Executive Officers and Management Structure of Buyer Following the Closing. Between the date hereof and 5 days before the Closing Date, Buyer and Seller will cooperate and agree to establish a new management structure for Buyer including the new executive officers of Buyer who shall be appointed by the board of directors of Buyer immediately prior to the Closing.

(d) Reverse Stock Split. Subsequent to the consummation of the Merger, the board of directors of Buyer will approve, and submit to the stockholders of Buyer for their approval, a 100-to-1 reverse stock split (or such other ration as determined by the board of directors of Buyer ) of shares of Buyer Common Stock (“Reverse Stock Split”).

(e) Buyer Stockholder Approval; Buyer Proxy Solicitation; Buyer Stockholder Meeting. Buyer, acting through its board of directors, shall, in accordance with applicable law, as promptly as practicable after the consummation of the Merger, call for a special meeting of the stockholders of Buyer, at the earliest practicable time, at which Buyer will submit to its stockholders for approval (i) the Reverse Stock Split, (ii) any amendments to the by-laws of Buyer and/or the articles of incorporation of Buyer, as applicable, to effect those changes to the board of directors of Buyer as contemplated by §6(a) above, and (iii) any necessary amendments to Buyer’s articles of incorporation to implement a reduction in the total authorized shares of Buyer Common Stock as determined by the board of directors of Buyer, provided that all such amendments are in compliance with the Nevada General Corporation Law and Buyer’s articles of incorporation and by-laws.

§7.	Conditions to Obligation to Closing.

(a) Conditions to Obligations of Buyer.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) Seller shall have procured all of the third-party consents, if any, required to effect the Merger;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all material respects;

(vi) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(vii) Seller shall have delivered to Buyer copies of the articles of incorporation of Seller, certified soon before the Closing Date by the Public Registry of the Republic of Panama;

(viii) Seller shall have delivered to Buyer copies of the certificate of good standing of Seller, issued soon before the Closing Date by the Public Registry of the Republic of Panama;

(ix) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the articles of incorporation of Seller since the date specified in clause (vii) above; (ii) the resolutions of the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby;(iii) the approval of the Agreement of Merger by the shareholders of Seller; and (v) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement;

(x) Seller shall have received the full amount of the Pre-Closing Financing and an officer of Seller shall have certified in writing to Buyer that the required amounts are currently in Seller’s bank accounts. Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing;

(xi) Buyer and Seller shall have agreed upon the management structure for Buyer including approving the new executive officers of Buyer; and

(xii) Seller shall have delivered a fully executed copy of the Software License and Services Agreement between Plus 44 Holdings Inc. and Seller.

(b) Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects to the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have procured all of the third-party consents, if any, required to effect the Merger;

(v) Buyer and Merger Sub shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iv) is satisfied in all respects;

(v) Seller shall have obtained the full amount of the Pre-Closing Financing;

(vi) all actions to be taken by Buyer or Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller;

(vii) Buyer shall have delivered to Seller copies of its articles of incorporation as amended, certified soon before the Closing Date by Secretary of State of the State of Nevada and the articles of incorporation of Merger Sub, certified soon before the Closing Date by the Public Registry of the Republic of Panama;

(viii) Buyer shall have delivered to Seller copies of certificates of good standing of itself and Merger Sub, respectively issued soon before the Closing Date by Secretary of State of the State of Nevada and the Public Registry of the Republic of Panama, respectively;

(ix) Buyer shall have executed and delivered the Registration Rights Agreement; and

(x) This Agreement and the Merger have received the approval of the holders of a majority of the issued and outstanding shares of capital stock of Seller entitled to vote hereon.

(xi) Buyer shall have delivered to Seller a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation or By-laws of Buyer since the date specified in clause (vii) above; (ii) the by-laws of Buyer; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and (iv) incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement;

(xii) Merger Sub shall have delivered to Seller a certificate of the secretary or an assistant secretary of Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) no amendments to its articles of incorporation of Merger Sub since the date specified in clause (vii) above; (ii) the resolutions of the board of directors of Merger Sub authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby;(iii) the approval of the Agreement of Merger by the shareholders of Merger Sub; and (iv) incumbency and signatures of the officers of Merger Sub executing this Agreement or any other agreement contemplated by this Agreement; and

(xiii) Robert Coutu shall have submitted his resignation as a director of Buyer prior to the Effective Time.

Seller may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

§8.	Termination.

(a) Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the written notice of breach or (B) if the Closing shall not have occurred on or before December 15, 2007, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer or Merger Sub itself breaching any representation, warranty, covenant or agreement contained in this Agreement);

(iii) Seller may terminate this Agreement by giving written notice to Buyer and Merger Sub at any time prior to the Closing (A) in the event Buyer or Merger Sub has breached any material representation, warranty, covenant or agreement contained in this Agreement in any material respect, Seller has notified Buyer and Merger Sub of the breach, and the breach has continued without cure for a period of 30 days after the written notice of breach, (B) if the Closing shall not have occurred on or before December 15, 2007, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, covenant or agreement contained in this Agreement); and

(iv) Buyer or Seller may terminate this Agreement in the event that this Agreement and the Merger fail to receive the approval of a majority of the stockholders of Seller by giving written notice to the other Party of such failure at any time after the stockholder meeting at which such failure occurred.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach), except that the provisions of §5(d) with respect to Buyer Confidential Information and Seller Confidential Information and §10 shall remain in full force and effect and survive any termination of this Agreement.

§9.	Reliance on and Survival of Representations and Warranties; No Indemnification Rights.

All of the representations and warranties of the Parties contained in this Agreement, and any certificate delivered at the Closing by Seller or Buyer shall be deemed to have been relied upon notwithstanding any investigation heretofore or hereafter made or omitted by any party hereto. None of the representations and warranties of the Parties contained in this Agreement shall survive the Closing after the Effective Time.

No party shall have any rights of indemnification with respect to any other party hereto.

§10.	Miscellaneous.

(a) Press Releases and Public Announcements.  Unless otherwise permitted by this Agreement, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b)  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 2 business days after being sent to the recipient by reputable overnight courier service (charges prepaid), addressed to the intended recipient as set forth below, or (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail:

If to Seller:	with a copy to:

Cuchulainn Holdings, Inc.	Barry Miller, Esq.
c/o Shirley y Asociados	Casa 9, Calle 5, Villa Zaita
Edificio ADR, Piso 13	Las Cumbres, Republic of Panama
Avenida Samuel Lewis, Obarrio
Panama City, Republic of Panama
T: +507 269-2255	T: +507 6747-0100
F: +507 269-1552	F: + 1 248.479-5395

If to Buyer and Merger Sub:	with a copy to:

NanoSensors, Inc.	Becker & Poliakoff, LLP
Attn: Josh Moser	Attn: Victor J. DiGioia, Esq.
1475 Veterans Blvd.	45 Broadway, 11th Floor
Redwood City, CA 94063	New York, NY 10006
P: 408.306.5956	P: 212.599.3322
F: 650.618.1483	F: 212.557.0295

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of Panama without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction.

(i) Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Law 32. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Merger Sub and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.

(k) Expenses.  Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise provided in this Agreement.

(l) Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing disclosed by one party to the other party shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(m) Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which such Party may be entitled, at law or in equity.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of the State of Nevada, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; except that any action or proceeding arising out of the Agreement of Merger attached hereto as Exhibit B shall be heard before the Courts of Panama. Except as provided in the previous sentence, each Party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(p) Governing Language.  This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail, except as otherwise provided by law.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

NANOSENSORS, INC.

By:	/s/ Robert Baron
Name: Robert Baron
Title: Interim CEO

CUCHULAINN ACQUISITION INC.

By:	/s/ GuillermoVergara
Name: Guillermo Vergara
Title: President

CUCHULAINN HOLDINGS, INC.

By:	/s/ Juan Montes
Name: Juan Montes
Title: President

EXHIBIT INDEX

Exhibit	Description

A	List of Seller Stockholders

B	Agreement of Merger

C	Articles of Incorporation of Merger Sub (See Exhibit B)

D	Form of Investment Representation Statement